CHINA MOBILE LIMITED

Remuneration Committee

Terms of Reference

These terms of reference (the “Terms of Reference”) of the remuneration committee (the “Remuneration Committee” or the “Committee”) of the board of directors of China Mobile Limited (the “Company”) are formulated to set forth the composition, duties and procedural rules of the Committee in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “HKSE Listing Rules”), the Rules Governing the Listing of Stocks on Shanghai Stock Exchange (《上海證券交易所股票上市規則》, the “SSE Listing Rules”, together with the HKSE Listing Rules, the “Listing Rules”) and other laws, regulations and normative documents, as well as the Articles of Association of China Mobile Limited (the “Articles of Association”) and the actual situation of the Company.

Members

1.	The members of the Remuneration Committee shall be appointed by the board of directors from amongst the independent non-executive directors.

2.	The chairman of the Remuneration Committee shall be appointed by the board of directors.

3.	The quorum for meetings of the Remuneration Committee shall be two members.

Secretary

4.	The company secretary shall be the secretary of the Remuneration Committee.

Attendance

5.

The Chief Executive Officer shall be invited to attend Remuneration Committee meetings to discuss the performance and remuneration proposals of executive directors and where necessary, make recommendations.

6.

The Chief Executive Officer shall report to the Remuneration Committee any material changes within the Group which may affect the remuneration structure and terms and conditions of other senior management.

Frequency of meetings

7.	The Remuneration Committee shall meet at least once a year.

8.

A meeting may be held as a physical meeting, by means of electronic communication (such as telephone conference, video conference or other forms of electronic communication), through written resolutions or by other means.

Consultation

9.

The board of directors authorises the Remuneration Committee to seek appropriate independent professional advice at the Company’s expense within or outside the Group as the Remuneration Committee deems necessary.

Duties

10.	The duties of the Remuneration Committee are:

•

to make recommendations to the board of directors on the remuneration packages of individual executive directors and senior management, including benefits in kind, pension rights and compensation payments, including any compensation payable for loss or termination of their office or appointment, and make recommendations to the board of directors on the remuneration of non-executive directors. The Remuneration Committee should consider salaries paid by comparable companies, time commitment and responsibilities and employment conditions elsewhere in the Group;

•	to review and approve the management’s remuneration proposals with reference to corporate goals and objectives resolved by the board of directors from time to time;

•

to review and approve compensation payable to executive directors and senior management for any loss or termination of office or appointment to ensure that it is consistent with contractual terms and is otherwise fair and not excessive;

•

to review and approve compensation arrangements relating to dismissal or removal of directors for misconduct to ensure that they are consistent with contractual terms and are otherwise reasonable and appropriate;

•	to ensure that no director or any of his associates is involved in deciding his own remuneration;

•

to make recommendations to the board of directors on the Company’s policy and structure for remuneration of all directors, senior management and employees including salaries, incentive schemes and other share option schemes, and on the establishment of a formal and transparent procedure for developing remuneration policy;

•

to make recommendations to the board of directors on disclosure of directors’ remuneration (including policy for the remuneration of executive directors, details of remuneration of certain individuals and other terms and conditions) in the annual report on directors’ remuneration (if applicable) sent by the board of directors to the shareholders;
•

to make recommendations to the board of directors annually on whether the shareholders shall be requested to approve the policies set out in the report on directors’ remuneration (if applicable) at the annual general meeting of the Company; and

•	report to the board of directors on its decisions or recommendations, unless there are legal or regulatory restrictions.

Minutes of meetings

11.	Minutes of meetings of the Remuneration Committee shall be sent to all members of the board of directors.

Performance review

12.	The board of directors shall review the performance of the Remuneration Committee regularly with reference to the authorities and duties set out herein.

Amendments

13.	These Terms of Reference may be amended by the board of directors of the Company.

14.

For matters not covered by these Terms of Reference or where there is a conflict between these Terms of Reference and relevant applicable laws, regulations, normative documents, the Articles of Association and other requirements (the “Applicable Regulations”), the Applicable Regulations shall prevail. If the Applicable Regulations change after these Terms of Reference come into force such that there is a conflict between these Terms of Reference and the Applicable Regulations, the Company shall amend these Terms of Reference in a timely manner and ensure that mandatory requirements in the Applicable Regulations are complied with at all times.

15.

These Terms of Reference shall take effect from the day of the Company’s initial public offering of its RMB ordinary shares and the listing of its RMB ordinary shares on the Shanghai Stock Exchange after approval by the board of directors.